Exhibit 10.47

Petro Capital Advisors, LLC

1845 Woodall Rodgers Freeway

Ste 1700

Dallas, Texas 75201

July 9, 2003

Beta Oil & Gas, Inc.

6120 S. Yale

Suite 813

Tulsa, OK 74136

Attention:	Mr. David Wilkins
President and Chief Executive Officer

Dear Mr. Wilkins:

This letter confirms our understanding that Beta Oil & Gas, Inc. (the “Company”) and its collective subsidiaries (the “Company”) have engaged Petro Capital Advisors, LLC (“Petro Capital”) as its exclusive financial advisor with respect to mergers and acquisitions, including Defense Advisory and with respect to responding to merger or acquisition proposals.   Except as provided, this letter agreement supercedes that certain letter agreement between the Company and Petro Capital dated as of March 14, 2003; provided, however that the indemnification of Petro Capital provided in the March 14, 2003 letter agreement shall remain unaffected.  For purposes of this agreement, the term “Defense Advisory” shall mean advising, from a financial point of view, the Company with respect to an assessment of its vulnerability to an unsolicited acquisition proposal, including advising with respect to adoption of a Shareholder Rights Plan.

1.                                       Petro Capital in its capacity as a financial advisor to the Company, will perform the following financial advisory services:

(A)                              Study and evaluate the Company and its business prospects.

(B)                                Assist in identifying potential acquisition targets and structuring a transaction between the Company and such targets.

(C)                                With respect to merger and/or acquisition proposals from other entities,  assist in evaluating such proposals from a financial point of view, and, if directed by the Company, negotiating with third parties to achieve the goals of the Company with respect to any such proposal.  Petro Capital shall, as requested, make presentations to the Company Board of Directors.

(D)                               In connection with Defense Advisory:  (i) review, from a financial point of view, the vulnerability of the Company to an unsolicited acquisition proposal; (ii) work with Company management and counsel to analyze the Company’s preparedness with respect to any such unsolicited proposal; and (iii) make recommendations to the Company with respect to enhancing defense preparedness.  If requested by the Company, assist in the adoption of a Shareholder Rights Plan.

(E)                                 If requested by the Company in connection with a merger or acquisition that takes the form of a disposition of more than 50% of the voting securities or assets of the Company, Petro Capital will provide, in accordance with its customary practice, an opinion (the “Opinion”) to the Board of Directors of the Company, with respect to the adequacy or fairness, from a financial point of view, of the consideration to be received in such transaction, it being understood that the Opinion shall be in such form as Petro Capital shall determine and Petro Capital may qualify the Opinion in such manner as Petro Capital believes appropriate.  The Opinion shall not address the Company’s underlying business decision to effect a transaction.  Notwithstanding anything to the contrary contained elsewhere herein, the Company may reproduce the Opinion in full in any filings required to be made by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934 in connection with the Sale and in materials delivered to the stockholders of the Company which are part of such filings (the “Statement”).  In such event, the Company may include references to the Opinion and to Petro Capital (in each case in such form as Petro Capital shall approve) in the Statement.

(F)                                 Provide such other financial advisory services as may from time to time be mutually agreed upon in writing by Petro Capital and the Company.

In rendering its services to the Company hereunder, Petro Capital is not assuming any responsibility for the Company’s underlying business decision to effect any course of action.

The Company shall make available to Petro Capital all information concerning the business, assets, operations and financial condition of the Company and any other information Petro Capital reasonably requests in connection with the services to be performed for the Company hereunder, and shall provide Petro Capital with reasonable access to the Company’s officers, directors, employees, independent accountants and other advisors and agents as Petro Capital shall deem appropriate.  The Company represents that all information furnished by it or on its behalf to Petro Capital will be accurate and complete in all material respects.

2.                                       Petro Capital’s compensation for services rendered under this engagement will consist of the following cash fees:

(A)                              A financial advisory fee equal to $6,250.00 per month, the first installment of which is due and shall be paid by the Company upon the execution of this agreement, and subsequent payments of which shall be made on the first day of the succeeding eleven months.  In connection with a Sale (defined as a sale, purchase or exchange of capital stock, options or assets, a lease of assets with or without a purchase option, a merger, consolidation or other business combination, an exchange or tender offer, a recapitalization, a reorganization, the formation of a joint venture, partnership or similar entity, or any similar transaction, or a change of control of the Company (i.e. a party or group obtaining 50% or greater voting control of the Company’s common stock)) of the Company and the Company’s request for an Opinion, the Company agrees to pay Petro Capital $50,000 (which amount shall be credited to fees owed pursuant to subparagraph 2(B) below) upon Petro Capital notifying that the Company that it is prepared to render the Opinion.

(B)                                In connection with any merger or acquisition transaction, a transaction fee equal to 3% of the Aggregate Consideration (as defined below) paid or received; provided, however, that the minimum transaction fee payable to Petro Capital pursuant to this sentence shall be $75,000.  Compensation, if any, which is payable to Petro Capital pursuant to this subparagraph 2(B) shall be contingent upon the consummation of the transaction and paid by the Company on the closing date thereof; it being understood and agreed that, with respect to any Sale of the Company, if more than 50% of the outstanding voting securities of the Company on a fully diluted basis are acquired (the “First Step”) and the Acquiror (as hereinafter defined) proposes to acquire any additional voting securities, assets or businesses of the Company in a subsequent transaction, Petro Capital shall be entitled to its full compensation pursuant to this subparagraph 2(B) upon consummation of the First Step.

For purposes of this subparagraph 2(B), the term Aggregate Consideration shall mean the total amount of cash and the fair market value (on the date of payment) of all securities and other property paid or payable, directly or indirectly, by the acquiring party (the “Acquiror”) to the acquired party or the seller of the acquired business or assets (in either case, the “Acquired”), or to the Acquired’s security holders or its employees, or by the Acquired to the Acquired’s security holders, in connection with a Sale or a transaction related thereto.  Aggregate Consideration shall also include the value of any liabilities, including indebtedness (whether paid or assumed by the Acquiror), of the Acquired.  As used in this agreement, the terms “payment”, “paid” or “payable” shall be deemed to include, as applicable, the issuance or delivery of securities or other property other than cash.

(C)                                In the event that the parties hereto agree that Petro Capital should provide additional financial advisory services to the Company, then the Company shall pay such fees to Petro Capital in such amounts and such services shall be provided upon such other terms as the Company and Petro Capital shall mutually agree in writing.

(D)                               In addition to any fees payable by the Company to Petro Capital hereunder, the Company shall reimburse Petro Capital on a monthly basis for any reasonable travel and other reasonable out-of-pocket expenses (including all fees, disbursements and other charges of counsel to be retained by Petro Capital, and of other consultants and advisors retained by Petro Capital, with the Company’s consent) incurred in connection with, or arising out of Petro Capital’s activities under or contemplated by, this engagement;  provided, however, that such expenses shall not exceed $2,500 without the prior written consent of the Company.

3.                                       The Company recognizes and confirms that, in advising the Company and in completing its engagement hereunder, Petro Capital will be using and relying on publicly available information and on data, material, and other information furnished to Petro Capital by the Company and other parties.  It is understood that in performing under this engagement Petro Capital may assume and rely upon the accuracy and completeness of, and is not assuming any responsibility for independent verification of, such publicly available information and the other information so furnished.

4.                                       The Company agrees to separately indemnify Petro Capital in accordance with the indemnification provisions (the “Indemnification Provisions”) as set forth in Schedule I attached to this Agreement, which Indemnification Provisions are incorporated herein and made a part hereof.

5.                                       Petro Capital has been retained under this agreement as an independent contractor with no fiduciary or agency relationship to the Company or to any other party.  The advice (oral or written) rendered by Petro Capital pursuant to this agreement is intended solely for the benefit and use of the Board of Directors of the Company in considering the matters to which this agreement relates, and the Company agrees that such advice may not be relied upon by any other person, used for any other purpose, reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to Petro Capital be made by the Company, without the prior written consent of Petro Capital.

6.                                       This agreement and Petro Capital’s engagement hereunder may be terminated by either the Company or Petro Capital at any time after July 15, 2004 upon prior written notice thereof to the other party; provided, however, that (a) termination of Petro Capital’s engagement hereunder shall not affect the Company’s continuing obligation to indemnify Petro Capital as provided for in Schedule I, and its continuing obligations and agreements under paragraph 5 hereof, (b) notwithstanding any such termination by the Company, Petro Capital shall be entitled to all fees theretofore paid or then due and payable, as defined in subparagraphs 2(A) and 2(B). The termination of Petro Capital’s engagement hereunder shall not affect the Company’s obligation to reimburse the expenses accruing prior to such termination to the extent provided for herein.  If a merger or acquisition transaction in which Petro Capital assisted the Company closes within nine months subsequent to the termination of this letter agreement, the Company agrees to pay Petro Capital the fees to which it otherwise would be entitled under subparagraphs 2(A) and/or 2(B).

7.                                       The Company agrees that Petro Capital shall have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder, provided that Petro Capital will submit a copy of any such advertisement to the Company for its approval, which approval shall not be unreasonably withheld or delayed.

8.                                       The validity and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

9.                                       This agreement may be executed in counterparts, each of which together shall be considered a single document.  This agreement shall be binding upon Petro Capital and the Company and their respective successors and assigns.  This agreement is not intended to confer any rights upon any shareholder, owner, partner of the Company, or any other person not a party hereto other than the indemnified persons referenced in the indemnification agreement referred to above.

10.                                 Petro Capital agrees to keep confidential information concerning the Company provided to it during the course of this engagement; provided, however, that Petro Capital’s obligation of confidentiality shall, with respect to specific information, terminate if such confidential information becomes public from a source other than Petro Capital.

11.                                 Any payments to be made to Petro Capital hereunder and under the related indemnification agreement referred to above shall be in U.S. dollars.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter, which shall thereupon constitute a binding agreement between Petro Capital and the Company.

Very truly yours,

PETRO CAPITAL ADVISORS, LLC

Date:	7-14-03

By:	/s/ Rosser C. Newton
Rosser C. Newton
Managing Director

ACCEPTED AND AGREED TO:

BETA OIL & GAS, INC.

Date:	7-11-03

By:	/s/ Joseph L. Burnett

(Schedule I follows)

SCHEDULE I

1.                    The entity or person (the “Company”) engaging the services of Petro Capital Advisors, LLC. (“Petro Capital”) pursuant to the attached agreement (the “Agreement”) hereby agrees to indemnify and hold harmless Petro Capital and its affiliates, the respective directors, officers, employees, and agents of Petro Capital and its affiliates, and each other person, if any, controlling Petro Capital or any of its affiliates (Petro Capital and each of the foregoing persons or entities being each referred to herein as an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities whatsoever, joint or several, and expenses incurred by them (including fees and disbursements of counsel) to which any such Indemnified Party may become subject which (a) are related to or arise out of (i) action taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) action taken or omitted to be taken by an Indemnified Party with the Company’s consent or in conformity with the Company’s actions or omissions; or (b) are otherwise related to or arise out of Petro Capital’s activities on the Company’s behalf under the Agreement (INCLUDING, WITHOUT LIMITATION, ANY LOSSES, CLAIMS, ACTIONS, DAMAGES, LIABILITIES (WHETHER JOINT OR SEVERAL), AND EXPENSES ARISING OUT OF OR RESULTING FROM THE SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR VICARIOUS LIABILITY OF ANY INDEMNIFIED PARTY), and will reimburse any Indemnified Party for all expenses (including fees and disbursements of counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, regardless of whether such Indemnified Party is a party and regardless of whether such claim, action or proceeding is initiated or brought by or on behalf of the Company.  The Company will not be liable to any Indemnified Party under the foregoing indemnification provisions to the extent that any loss, claim, damage, liability or expense otherwise subject to indemnification under clause (b) above is finally judicially determined to have resulted primarily from the willful misconduct or gross negligence of such Indemnified Party.  The Company also agrees that no Indemnified Party shall have any liability (WHETHER DIRECT OR INDIRECT, IN CONTRACT OR TORT OR OTHERWISE, AND WHETHER ARISING OUT OF OR RESULTING FROM THE SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR VICARIOUS LIABILITY OF SUCH INDEMNIFIED PARTY) to the Company or its security holders or creditors related to or arising out of the engagement of Petro Capital or its activities on behalf of the Company, except to the extent that any loss, claim, damage, liability or expense is finally judicially determined to have resulted primarily from the Indemnified Party’s willful misconduct or gross negligence.  The Company further agrees that it will not, without the prior written consent of any Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is an active or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of each affected Indemnified Party from all liability arising out of such claim, action, suit or proceeding.

2.                    Promptly after receipt by an Indemnified Party of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification may be sought hereunder, such Indemnified Party shall notify the Company in writing of such complaint or of the commencement of such action or proceeding, but failure to so notify the Company will not relieve the Company from any liability which it may have hereunder or otherwise, except to the extent that such failure results in the Company’s forfeiture of or material prejudice to any substantial rights or defenses.  If the Company so elects or is requested by such Indemnified Party, the Company will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to such Indemnified Party, and the payment of the fees and disbursements of such counsel.  Each Indemnified Party shall have the right to employ separate counsel in any such action or proceeding and to participate in the defense thereof, but the fees and expenses of such separate counsel shall be at the expense of such Indemnified Party unless (a) the employment thereof has been specifically authorized by the Company; (b) the Company has failed to promptly assume the defense and employ counsel reasonably acceptable to such Indemnified Party; or (c) the named parties, or parties threatened to be named, to any such action or proceeding (including any impleaded parties or parties threatened to be impleaded) include both such Indemnified Party and the Company, and such Indemnified Party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Company (in each of which cases such Indemnified Party shall have the right to employ its own counsel and in each of such cases any fees and expenses of such counsel shall be paid by the Company).  The Company shall pay the fees and expenses of legal counsel engaged in accordance with the foregoing provisions promptly after such fees and expenses are invoiced.

3.                    In the event that an Indemnified Party is requested or required to appear as a witness (including through depositions) in any action or proceeding brought by or on behalf of, or against, the Company in which such Indemnified Party is not named as a defendant, the Company agrees to reimburse Petro Capital or the Indemnified Party, as the case may be, for all expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel.

4.                    If for any reason (other than as specified in the second sentence of Paragraph 1 above) the foregoing indemnification provisions are held by a court to be unavailable to an Indemnified Party or insufficient to hold any Indemnified Party harmless in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to herein, then the Company and Petro Capital shall contribute to the amount paid or payable by any of the Indemnified Parties as a result of such claim, damage, loss, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Company, on the one hand, and Petro Capital, on the other hand, in connection with Petro Capital’s engagement referred to above, but also the relative fault of the Company, on the one hand, and

Petro Capital, on the other hand, as well as any relevant equitable considerations; provided, that Petro Capital’s obligation to make contribution will not exceed under any circumstances the amount of fees actually received by Petro Capital from the Company pursuant to the Agreement.  The relative benefits received by the Company, on the one hand, and Petro Capital, on the other hand, shall be deemed to be in the same proportions as (i) the total value paid or proposed to be paid or received or proposed to be received by the Company or its stockholders pursuant to the transaction, whether or not consummated, for which Petro Capital is engaged to render financial advisory services bears to (ii) the fee paid or proposed to be paid to Petro Capital in connection with the Agreement.  The relative fault of the Company, on the one hand, and Petro Capital, on the other hand, shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the alleged act, statement or omission giving rise to such loss, claim, damage, liability or expense.  The Company and Petro Capital agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.  The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages, liabilities or expense (or actions in respect thereof) referred to above shall be deemed to include any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such claim.

5.                    The foregoing indemnification, reimbursement and contribution obligations of the Company shall be (i) in addition to any rights that any Indemnified party may have at common law or otherwise, and (ii) APPLICABLE, TO THE EXTENT SET FORTH ABOVE, REGARDLESS OF WHETHER SOLE OR CONCURRENT NEGLIGENCE (BUT NOT GROSS NEGLIGENCE), STRICT LIABILITY OR VICARIOUS LIABILITY OF ANY INDEMNIFIED PARTY IS ALLEGED OR PROVEN.  No investigation or failure to investigate by an Indemnified Party shall impair the foregoing indemnification and contribution obligations of the Company or any right an Indemnified Party may have.  The Company acknowledges and agrees that Petro Capital has been retained to provide certain services to the Company more specifically described in the Agreement.  In such capacity, Petro Capital shall act as an independent contractor, and any duties of Petro Capital arising out of its engagement pursuant to the Agreement shall be owed solely to the Company.

It is understood that, in connection with Petro Capital’s above-mentioned engagement, Petro Capital may also be engaged to act in one or more additional capacities, and that the terms of the original engagement or any such additional engagement may be embodied in one or more separate written agreements. The foregoing indemnification provisions shall apply to the original engagement, any such additional engagement and any modification of the original engagement or such additional engagement and shall remain in full force of effect following the completion or termination of Petro Capital’s engagement(s).